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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Frontier Airlines, Inc.:

        We consent to the use of our reports dated June 13, 2005, with respect to the balance sheets of Frontier Airlines, Inc. as of March 31, 2005 and 2004, and the related statements of operations, stockholders' equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, and the effectiveness of internal control over financial reporting as of March 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Denver, Colorado

November 22, 2005

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Consent of Independent Registered Public Accounting Firm